Exhibit 10.5

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

June 18, 2009

Dr. Robert Tiebout

The Sanquin Blood Supply Foundation

Plesmanlaam 125

1 066CX Amsterdam

The Netherlands

Dear Dr. Tiebout

Reference is made to the Distribution and Manufacturing Services Agreement between Lev Pharmaceuticals Inc. (“Lev”) and Sanquin Blood Supply Foundation (“Sanquin) dated January 16, 2004, as amended through the date hereof (the “DMS Agreement”). ViroPharma Biologics, Inc. (“ViroPharma”) is the successor to Lev under the DMS Agreement. All capitalized terms used in this letter agreement (this “Agreement”) that are not defined below shall have the meanings ascribed to them in the DMS Agreement.

Parties have evaluated the requirements made by *** and pursuant to supplements submitted to the BLA for Cinryze. It was concluded that additional resources are needed to meet such requirements and that a revision of the purchase price for Cinryze is warranted.

Below you will find a brief description of the additional resources as discussed and the understanding between the parties in this respect.

1.	Equipment Purchase.

Part of the additional resources that were not foreseen before relate to equipment.

Sanquin and ViroPharma agree that it is in the best interests of the parties for Sanquin to purchase a *** and to *** to the *** for *** (“***”) system as well as to the *** system (“***”) (collectively, the “Equipment”) for use in manufacturing Cinryze for ViroPharma.

Sanquin shall purchase the Equipment, install it and qualify it for use in accordance with the timelines described in the Work Plan (defined below).

2.	Hiring of Additional Employees.

Another part of the additional resources needed relate to staffing.

(a) Sanquin shall hire approximately *** additional full time equivalent employees (FTEs). The FTE’s shall include persons hired in the following capacities:

Function	FTEs
QA/QC	***
Trend Analysis	***
483 Follow Up	***
Engineering/Qualification	***
Look Back Handling	***

(b) *** of the FTEs shall include employees that will be dedicated to Cinryze manufacturing efforts (the “Dedicated Employees”), and in the following capacities:

1) Project Manager/Coordinator and back-up. This key role will provide:

•	Overall project tracking, communication, and coordination.

•	First point of contact for any questions relating to Cinryze that ViroPharma management and personnel may have.

•	Key contact for all manufacturing/engineering projects and issues, responding to daily questions and issues.

•	Update management on key issues, emerging concerns.

•	Support the Supply Team administratively.

2) Regulatory Coordinator. This role communicates and coordinates all issues related to regulatory files and variations thereof, including all FDA and EMEA responses.

The FTEs shall be hired and trained in accordance with the Work Plan.

3.	Work Plan

(a) Equipment. Sanquin shall accomplish the purchase, installation and qualification of the Equipment as follows:

(i) ***. Sanquin shall immediately undertake to start a comprehensive study (as per commitments made to FDA pursuant to April 2009 audit in Brussels) for the ***, and shall submit a purchase order for the *** by ***. Assuming that the manufacturer of the *** delivers the equipment within *** months after Sanquin orders it, and provided that the installation of the *** requires no re-design of Sanquin’s physical plant, then the *** shall be fully operational by ***.

(ii) *** Enhancements. The parties acknowledge that studies for the *** Enhancements are in progress. The *** Enhancements shall be fully operational by ***.

(b) FTEs. The Dedicated Employees shall be appointed by ***. These shall either be newly hired and trained employees or existing employees appointed in these positions and indicated to ViroPharma as prime point of contact. The next *** additional FTEs shall be hired and trained by ***. The hiring and training process for the remaining *** additional FTE’s shall start as soon as it becomes clear that, based on demand for product as well as available manufacturing capacity, the volume of Cinryze toll manufactured on behalf of ViroPharma from USA plasma for the next 12 month period shall be between *** and *** Units.

(c) Progress Reporting; Changes to Work Plan. The parties acknowledge that they have formed a Joint Supply Team under the DMS Agreement. Sanquin’s representatives on the Joint Supply Team shall keep ViroPharma fully informed as to the status of Sanquin’s progress under the “Work Plan” described in this Section 3. To the extent that circumstances arise that were not anticipated by the parties and that prevent Sanquin from accomplishing the tasks described in the Work Plan by the dates associated with those tasks under the Work Plan, the parties shall meet and negotiate in good faith changes, if any, that are required to the Work Plan.

4.	Price for Product

(a) Subject to Section 4(b) below, effective on the date that Sanquin informs ViroPharma in writing that it has hired and trained the first *** additional FTEs contemplated by Section 3, the price per vial of *** Units of Cinryze shall be as set forth below (price level ***, to be amended yearly, starting ***, with a percentage equal to the increase or decrease in the Dutch consumer price index.):

Volume (Units) during each Twelve Month Period	Price (Euro)
*** – *** million	***
*** million to *** million	***
Over *** million	***

(b) Sanquin shall use best efforts to purchase, install and qualify the Equipment as well as hire and train the FTE’s as projected in the Work Plan. Should there be any delays, the Sanquin shall use best efforts to compensate for the effects of such delays in order to ensure that the effects of such delays on the supply of Cinryze to the USA shall be none or minimal. If ViroPharma can demonstrate that delays in executing the Work Plan impede the operational readiness of the *** to *** by ***, then ViroPharma shall present data substantiating such claim to Sanquin and Parties shall discuss such data in good faith. If Sanquin cannot demonstrate to ViroPharma reasonable satisfaction that the then-current status of its efforts are on track to ensure the *** to its *** will be operational by ***, then the price per vial of *** Units of Cinryze shall, upon the next shipment of Cinryze to the USA, revert to the price that was in effect on the date immediately preceding the date of this Agreement (the “Immediately Preceding Price”), and shall remain at such Immediately Preceding Price until the date that the applicable Equipment is purchased, installed and qualified, or the FTEs are hired and trained (such event, as the case may be, a “Remedying Event”). Upon the date that such Remedying Event occurs, the price per vial of *** Units of Cinryze shall immediately revert to the price set forth in Section 4(a) above.

5.	Other

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one in the same document. Further, this Agreement shall be governed and interpreted in accordance with the laws of the Netherlands.

This Agreement constitutes the entire understanding between the parties and supersedes all previous understandings, communications and representations, whether written or oral, concerning the contents of this Agreement and it may not be amended, modified or waived unless set forth in writing signed by the parties.

Please signify your consent to this Agreement by signing this Agreement in the space indicated below and returning the same to my attention.

Very truly yours,

ViroPharma Biologics, Inc.

By:	/s/ Daniel Soland
Daniel Soland, Director

ACCEPTED AND AGREED TO:

SANQUIN BLOOD SUPPLY FOUNDATION

By:	/s/ Theo Buunen
Name:	Theo Buunen
Title:

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